Exhibit 10.15

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made as of March 30, 2001 is entered into by Elixir Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Cynthia Kenyon, Ph.D., residing at 4366 25th Street, San Francisco, CA 94114 (the “Consultant”).

INTRODUCTION

The Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services. During the Consultation Period (as defined below), the Consultant agrees to devote up to, but not more than, 39 days per academic year, or 48 days per calendar year, to the performance of such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company. The Consultant shall perform such services at the offices of the Company or at such other location as is reasonably acceptable to both the Company and the Consultant.

2. Term. This Agreement shall commence on the date hereof and shall continue until March 30, 2005 (such period, as it may be extended, being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 4. The provisions of Sections 6 and 7 hereof shall survive the expiration or termination of this Agreement.

3. Compensation.

3.1 Consulting Fees.

(a) 2001. For services rendered during 2001, the Company shall pay the Consultant as follows:

(i) Prior to July 1, 2001. The Company shall pay to the Consultant consulting fees of $1.00 per month, payable in arrears on the last day of each month.

(ii) After July 1, 2001. The Company shall pay to the Consultant consulting fees of $6874.50 per month, payable in arrears on the last day of each month.

(b) Remainder of Consultation Period. The Company shall pay to the Consultant consulting fees of $4583.33 per month, payable in arrears on the last day of each month. Payment for any partial month shall be prorated.

3.2 Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable expenses incurred or paid by the Consultant in connection with, or related to, the performance of his services under this Agreement. The Consultant shall submit to the Company itemized statements, in a form satisfactory to the Company, of such expenses incurred by the Consultant. The Company shall pay to the Consultant the amounts shown on each such statement within 30 days after receipt thereof.

3.3 Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

4. Termination. Consultant may, without prejudice to any right or remedy he/she may have due to any failure of the Company to perform its obligations under this Agreement, terminate the Consultation Period upon 30 days’ prior written notice to the Company. In the event of such termination, the Consultant shall be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 3.2. The Company may terminate the Consultation Period upon thirty (30) day’s prior written notice to Consultant only for Cause (as hereinafter defined). As used herein, “Cause” shall mean misconduct, including: (1) conviction of any felony involving moral turpitude or dishonesty; (2) participation in a fraud or act of dishonesty against the Company; (3) willful and material breach of Section 6 or Section 7 of this Agreement; or (4) intentional and material damage to the Company’s property.

5. Cooperation. The Consultant shall use his best efforts in the performance of his obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6. Non-Disclosure and Developments.

6.1 Proprietary Information.

(a) The Consultant agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Consultant will not disclose any Proprietary Information to any person or entity other than employees or consultants of the Company or use the same for any purposes (other than in the performance of his duties as a Consultant of the Company) without written approval by an officer of the Company, either during the Consulting Period or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by the Consultant. Notwithstanding the other provisions of this Agreement, nothing received by Consultant will be considered to be Proprietary Information if (1) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by Consultant from a third party without confidential limitations (3) it was independently developed by Consultant; or (4) it was known to Consultant prior to its first receipt from the Company.

(b) The Consultant agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of the Consultation Period. After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property other than one copy of such materials that the Consultant may retain for his/her own records.

(c) The Consultant agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.

6.2 Developments.

(a) The Consultant will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him/her in connection with the performance of the Consultants duties under this Agreement during the Consultation Period in the field of aging, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”). The Company is informed that Consultant has signed a patent agreement with The Regents of the University of California and, under that Agreement, Consultant has agreed to report any inventions conceived of or made during the term of Consultant’s University of California employment, and to assign certain of such inventions to The Regents in accordance with the terms of its Patent Policy. Nothing in this Consulting Agreement shall be construed to interfere with these obligations to The Regents.

(b) The Consultant agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 2(b) shall not apply to Developments which do not relate to the present business or research and development of the Company and which are made and conceived by the Consultant not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Consultant understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 2(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Consultant also hereby waives all claims to moral rights in any Developments.

(c) The Consultant agrees to cooperate fully with the Company, both during and after the Consultation Period, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Company agrees to provide payment on a reasonable per diem basis for post Consulting Period cooperation efforts (as provided for in the previous sentence), which require more than trivial effort on the part of the Consultant. The Consultant shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Consultant further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Consultant on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Consultant, and the Consultant hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

6.3 Other Agreements. The Consultant represents that his performance of all the terms of this Agreement and the performance of his duties as a consultant of the Company do not and will not breach any agreement with any prior employer or other party to which the Consultant is a party (including without limitation any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6.4 United States Government Obligations.

The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions which are made known to the Consultant and to make a good faith effort to discharge the obligations of the Company under such agreements.

7. Non-Competition and Non-Solicitation. During the Consultation Period and for a period of eighteen (18) months after the termination or cessation of such period for any reason, the Consultant will not directly or indirectly:

7.1 Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that develops, manufactures, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, sold or provided by, or under development by, the Company during the Consultation Period; or

7.2 Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Consultant to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, or permit any organization directly or indirectly controlled by the Consultant to solicit for employment, any person who was employed by the Company at any time during the term of or at the time of the termination or cessation of the Consultation Period; provided, that this clause (ii) shall not apply to any individual whose employment with the Company has been terminated for a period of six months or longer.

Notwithstanding the foregoing, Section 7.1 shall not preclude the Consultant from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (i) the Division by which the Consultant is employed, or to which the Consultant provides services, is not competitive with the Company’s business (within the meaning of Section 7.1), (ii) the Consultant does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise which is competitive with the Company’s business (within the meaning of Section 7.1) (individually, a “Competitive Division” and collectively, the “Competitive Divisions”) and (iii) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprises’ consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to the Consultant’s commencement of employment with the Division.

8. Remedies. The Consultant acknowledges and agrees that the agreements and restrictions contained in Sections 6 and 7 are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose. The Consultant acknowledges that any breach of the provisions of this Sections 6 and 7 may result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

9. Independent Contractor Status. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. Neither party is authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the other or to bind the other in any manner.

10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

14. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

15. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

16. Miscellaneous.

16.1 No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

16.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

16.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

16.4 The Consultant represents that it has the competence required to perform in a professional manner the services contemplated herein. The Company understands and acknowledges that the Consultant has made no express or implied warranties.

16.5 The Company agrees to cooperate with the Consultant on all reasonable requests made by the Consultant including, without limitation, allowing the Consultant reasonable access to the Company’s place of business, staff members, books and records to permit the Consultant to perform its services as fully and economically as possible. The Consultant may not be held liable for non-performance where the Consultant is unable to perform, or performance is delayed, due to circumstances beyond the Consultant’s control including those caused by the Company.

16.6 With regard to the services to be performed by the Consultant pursuant to the terms of this Agreement, the Consultant shall not be liable to the Company, or to anyone who may claim any right due to his relationship with the Company, for any acts or omissions in the performance of said services on the part of the consultant or on the part of the agents or employees or contractors of the consultant, except when said acts or omissions of the Consultant are due to their willful misconduct. The Company shall hold the consultant and its agents, employees, or contractors (each an “indemnified person”) free and harmless from any obligations, costs, claims, judgments, attorney fees and disbursements, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this Agreement or in any way connected with the rendering of said services, except when the same shall arise solely due to the willful misconduct of the indemnified person as finally judicially determined by a court of competent jurisdiction. The Company agrees that the indemnification and reimbursement commitment set forth in this Agreement shall apply whether or not the indemnified person is a formal party to any such lawsuits or other proceeding, that the indemnified person is entitled to retain separate counsel of its choice in connection with any of the matter to which such indemnification relates and such indemnification shall survive any termination of this Agreement. The Company shall advance to Consultant any indemnifiable costs in connection with any action which the Consultant was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was a consultant. Such advances and reimbursements shall be paid to the Consultant promptly following request therefor. The Company further agrees that it will not, without the prior written consent of the indemnified person, settle, compromise or consent to the entry of any judgment in any pending or threatened claim in respect of which indemnification may be sought hereunder (whether or not the indemnified person is an actual or potential party to such claim), if such settlement, compromise or consent includes any injunctive relief against the indemnified person.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ELIXIR PHARMACEUTICALS, INC.

/s/ Cindy Bayley
By:	Cindy Bayley
Title:	President

CONSULTANT

/s/ Cynthia Kenyon
Cynthia Kenyon

February 22, 2005 Dr. Cynthia Kenyon 55 Los Pinos Spur Nicasio, CA 94946-9759

Dear Cynthia:

As you may have noted, your CONSULTING AGREEMENT with Elixir Pharmaceuticals, Inc., dated March 30, 2001, will expire on March 30, 2005. As discussed verbally, we wish to extend the agreement for an additional year, ending March 30, 2006. In addition, this notice will amend Section 3. Compensation to read as follows:

3.1	Consulting Fees. The Company shall pay to the Consultant consulting fees of $5,583.33 per month, payable in advance on the first day of each month. Payment for any partial month shall be prorated.

3.2	Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable expenses incurred or paid by the Consultant in connection with, or related to, the performance of her service under this Agreement. All Company related travel arrangements will be made in accordance with the Company travel policy in effect at the time travel arrangements are booked. The Consultant shall submit to the Company itemized statements, in a form satisfactory to the Company, of such expenses incurred by the Consultant. The Company shall reimburse the Consultant for all amounts incurred or paid by the Consultant, in compliance with the Company travel policy within 30 days after receipt thereof.

3.3	Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

Please sign and return one copy of this notice and keep the other for your records as an amendment to the CONSULTING AGREEMENT, dated March 30. 2001.

Sincerely,

/s/ William K. Heiden
William K. Heiden
President and CEO

		Signed:	/s/ Cynthia Kenyon
Dr. Cynthia Kenyon

		Date:	Mar 7, 2005

Elixir Pharmaceuticals, Inc.	One Kendall Square		Tel 617.995.7000
www.elixirpharm.com	Building 1000, Fifth Floor		Fax 617.995.7050
Cambridge. MA 02139

CONFIDENTIAL DRAFT

March 28, 2006

Dr. Cynthia Kenyon

55 Los Pinos Spur

Nicasio, CA 94946

Dear Cynthia:

Your CONSULTING AGREEMENT with Elixir Pharmaceuticals, Inc., dated March 30, 2001 and extended by Letter Agreements dated February 22, 2005, will expire on March 30, 2006. As we discussed, Elixir wishes to extend the agreement for an additional six (6) months, to September 30, 2006. In addition, we have agreed to amend the length of the non-compete portion of your agreement, specifically Section 7. Non-Competition and Non-Solicitation as follows:

7.	Non-Competition and Non-Solicitation. During the Consultation Period and for a period of twelve (12) months after the termination or cessation of such period for any reason, the Consultant will not directly or indirectly...

Unless otherwise amended above or in the previous Letter Amendment all terms and conditions of the CONSULTING AGREEMENT shall continue and remain in force until September 30, 2006.

Please sign and return one copy of this notice and keep the other for your records as a letter amendment to the CONSULTING AGREEMENT dated March 30, 2001.

Sincerely,

William K. Heiden
President and CEO

	Signed:	/s/ Cynthia Kenyon
Dr. Cynthia Kenyon

	Date:	Mar 30, 2006

October 20, 2006
Dr. Cynthia Kenyon
55 Los Pinos Spur
Nicasio, CA 94946

Dear Cynthia:

Your CONSULTING AGREEMENT with Elixir Pharmaceuticals, Inc. dated March 30, 2001 and extended by Letter Agreements dated February 22, 2005 and March 28, 2006 will expire on September 30, 2006. As we discussed, Elixir wishes to extend the agreement for an additional twelve (12) months to September 30, 2007.

Unless otherwise amended according to the previous Letter Amendments all terms and conditions of the CONSULTING AGREEMENT shall continue and remain in force until September 30, 2007.

Please sign and return one copy of this notice and keep the other for your records as a second Letter Amendment to the CONSULTING AGREEMENT dated March 30, 2001.

Sincerely,

/s/ William K. Heiden
William K. Heiden
President and CEO

		Signed:	/s/ Cynthia Kenyon
Dr. Cynthia Kenyon

		Date:	Nov 1, 2006

Elixir Pharmaceuticals, Inc.	One Kendall Square		Tel 617.995.7000
www.elixirpharm.com	Building 1000, Fifth Floor		Fax 617.995.7050
Cambridge, MA 02139